UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2020

Innovative Food Holdings, Inc.
(Exact name of registrant as specified in its charter)

Florida	0-9376	20-1167761
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

28411 Race Track Road, Bonita Springs, Florida	34135
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (239) 596-0204

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act: None

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Commencing December 29, 2020, Richard Tang has joined the Company as Chief Financial Officer.

Mr. Tang, age 56, has more than 25 years of experience in senior leadership roles, working in consumer, e-commerce, and food-based sectors. Most recently, from Sept 2019 to November 2020 he served as CFO for Van Leeuwen Ice Cream LLC, a nationwide manufacturer of ultra-premium dairy and vegan ice cream distributed and sold through 2,000 supermarket and independent chain doors nationwide and multi-state brick and mortar locations. Prior thereto, from Sept 2017 to Sept 2019, Mr. Tang was CFO at Nutraceutical Wellness, Inc., a global subscription-based CPG e-commerce and business-to-business wellness vitamin and supplements consumer business. Mr. Tang has also held senior financial roles at The Condé Nast Publications, Time Warner, and Walt Disney Corporation.

Mr. Tang holds a Master of Business Administration from Boston University Graduate School of Management and a Bachelor of Science from Boston College.

Mr. Tang will be compensated in 2021 at an annual rate of $200,000 and in 2022 at an annual rate of $240,000 - $250,000 with a targeted 15%-20% bonus structure based upon milestones to be determined by the Company’s Board of Directors. Mr. Tang, an employee at-will, will also be eligible to receive a $40,000 stock bonus and $25,000 cash bonus for meeting certain specified performance criteria and up to an additional 10% bonus upon meeting criteria determined by the Board of Directors. Mr. Tang is also receiving 100,000 options one-half of which are exercisable at $0.60 per share and the balance are exercisable at $1.00 per share and all of which options vest in two years with customary vesting conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVATIVE FOOD HOLDINGS, INC.

Dated: January 12, 2021
By: /s/ SAM KLEPFISH Sam Klepfish, CEO